Exhibit 5.1

[MLA Letterhead]

May 25, 2004

Pediatric Services of America, Inc.

310 Technology Parkway

Norcross, Georgia 30092-2929

Re:    Registration Statement on Form S-3 of Pediatric Services of America, Inc.

Ladies and Gentlemen:

We have acted as counsel to Pediatric Services of America, Inc., a Delaware corporation (the “Company”), and a certain stockholder of the Company (the “Selling Stockholder”) in connection with the proposed offering by the Company and the Selling Stockholder of up to 2,932,500 shares (the “Shares”) of Common Stock, par value $.01 per share (the “Common Stock”), of the Company. The Company intends to register under the Securities Act of 1933, as amended, with a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”), up to 2,882,500 Shares to be sold by the Company (including up to 382,500 Shares subject to an over-allotment option to be granted by the Company to the several underwriters) and 50,000 Shares to be sold by the Selling Stockholder.

The opinion hereinafter set forth is furnished at the request of the Company pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matters set forth in numbered paragraph (1) below (our “Opinion”), and no opinion is implied or to be inferred beyond the matters expressly stated. Additionally, our Opinion is based on and subject to the qualifications, limitations and exceptions set forth in this letter.

Our Opinion is furnished for the benefit of the Company solely with regard to the Registration Statement, may be relied upon by the Company only in connection with the Registration Statement and may not otherwise be relied upon, used, quoted or referred to by, or filed with, any other person or entity without our prior written permission.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion hereinafter set forth, including, without limitation, the Registration Statement, the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, of the Company, the minutes of the proceedings of the Board of Directors of the Company and the form of Underwriting Agreement to be entered into among the Company and Jefferies & Company, Inc., Needham & Company, Inc. and Avondale Partners, LLC, as

Pediatric Services of America, Inc.

May 25, 2004

representatives of the several underwriters to be named therein (the “Underwriting Agreement”). In making all of our examinations, we assumed the competency and legal capacity of all natural persons, the genuineness of all signatures, the authenticity and completeness of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the due execution and delivery of all documents by any persons or entities other than the Company and the Selling Stockholder where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

As to all questions of fact that are material to our Opinion, we have assumed the factual accuracy of and relied upon the factual statements set forth in a certificate of officers of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

The members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. Because the Company is organized under, and the subject of our Opinion therefore is governed by, the General Corporation Law of the State of Delaware (the “Delaware Code”), we do not herein express any opinion concerning any matter respecting or affected by any laws other than laws set forth in the Delaware Code that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the offering and sale of the Shares. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof and we expressly disclaim any obligation to advise you of any changes to such pertinent laws or facts that may hereafter come to our attention.

Based upon and subject to the foregoing, we are of the Opinion that:

(1) Upon the issuance and sale of the Shares in accordance with the Underwriting Agreement against payment in full of the purchase price established therefor, the Shares will be validly issued, fully-paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” set forth in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ McKenna Long & Aldridge LLP

McKENNA LONG & ALDRIDGE LLP